Exhibit 99.1

Encore Capital Group Announces Third Quarter 2025 Financial Results

•Global portfolio purchases up 23% to $346 million, including $261 million in U.S.
•Global collections up 20% to record $663 million, including $502 million in U.S.
•Earnings per share of $3.17
•Approximately $60 million share repurchases year-to-date; $300 million repurchase program reauthorization

SAN DIEGO, November 5, 2025 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the third quarter ended September 30, 2025.
“Encore delivered another quarter of strong performance in Q3 as our industry leadership and operational improvement become increasingly evident in our results,” said Ashish Masih, President and Chief Executive Officer. “Portfolio purchases of $346 million were up 23% compared to the third quarter last year and record collections of $663 million were up 20%. This collections performance helped earnings increase sharply, with third quarter earnings per share of $3.17 up 152% compared to $1.26 per share a year ago.”

“Our MCM business in the U.S. continues to deliver very strong results. Capitalizing on the ongoing attractive market opportunity in the U.S. driven by ample portfolio supply, MCM portfolio purchases in the third quarter were $261 million, up 13% compared to the year ago quarter. MCM also delivered record collections of $502 million in the third quarter, up 25% compared to Q3 a year ago. This exceptional collections performance is the result of strong execution and continued significant portfolio purchasing as well as the deployment of new technologies, enhanced digital capabilities and continued operational innovation.”
“Our Cabot business in Europe delivered a solid third quarter. Portfolio purchases of $85 million were higher than Cabot’s historical trend due to spot market opportunities while collections of $160 million were up 8% compared to the third quarter last year.”

“As a result of our strong performance so far this year and our continued investment and operational execution, we are again raising our global collections guidance and now expect our full-year 2025 collections to be approximately $2.55 billion, reflecting year-over-year growth of 18%. Our guidance for portfolio purchasing remains unchanged as we still anticipate our global portfolio purchases this year will exceed the $1.35 billion of purchases we made in 2024 as MCM is poised to surpass their record level of purchases of a year ago. As always, we remain committed to the critical role we play in the consumer credit ecosystem and to helping consumers restore their financial health,” said Masih.

In the third quarter, the company repurchased $10 million of its shares of common stock. The company also repurchased nearly $25 million of its shares in the fourth quarter to date, bringing its total repurchases to approximately $60 million year-to-date. The company’s board recently authorized a $300 million addition to its existing share repurchase program.

Encore Capital Group, Inc.

Financial Highlights for the Third Quarter of 2025:

	Three Months Ended September 30,
(in thousands, except percentages and earnings per share)	2025	2024	Change
Portfolio purchases(1)	$346,069	$282,485	23%
Average receivable portfolios(2)	$4,227,398	$3,651,291	16%
Estimated Remaining Collections (ERC)	$9,489,772	$8,648,886	10%
Collections	$663,018	$550,268	20%
Revenues	$460,353	$367,071	25%
Operating expenses	$287,175	$260,981	10%
Net income	$74,660	$30,643	144%
Earnings per share	$3.17	$1.26	152%
______________________
(1)Includes U.S. purchases of $261.1 million and $230.2 million, and Europe purchases of $84.9 million and $52.3 million in Q3 2025 and Q3 2024, respectively.
(2)Represents the average of receivable portfolios for the quarter (sum of receivable portfolios at the beginning and end of the quarter divided by 2).

Conference Call and Webcast
Encore will host a conference call and slide presentation today, November 5, 2025, at 2:00 p.m. Pacific / 5:00 p.m. Eastern time, to present and discuss third quarter results.
Members of the public are invited to access the live webcast via the Internet by logging in on the Investor Relations page of Encore's website at encorecapital.com. To access the live conference call by telephone, please pre-register using this link. Registrants will receive confirmation with dial-in details.

For those who cannot listen to the live broadcast, a replay of the webcast will be available on the Company's website shortly after the call concludes.

Encore Capital Group, Inc.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. Adjusted EBITDA has not been prepared in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income and net income per share as indicators of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure is below.

About Encore Capital Group, Inc.

Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.
Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Encore Capital Group, Inc.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results (including purchases and collections), performance, supply and pricing, liquidity, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent report on Form 10-K, as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$172,488	$199,865
Receivable portfolios, net	4,270,016	3,776,369
Property and equipment, net	82,041	80,597
Other assets	197,772	225,090
Goodwill	535,626	507,808
Total assets	$5,257,943	$4,789,729
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$259,884	$233,545
Borrowings	3,933,858	3,672,762
Other liabilities	111,287	116,091
Total liabilities	4,305,029	4,022,398
Commitments and Contingencies
Equity:
Convertible preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized, 22,854 and 23,691 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	229	237
Additional paid-in capital	—	19,297
Accumulated earnings	1,083,975	909,927
Accumulated other comprehensive loss	(131,290)	(162,130)
Total stockholders’ equity	952,914	767,331
Total liabilities and stockholders’ equity	$5,257,943	$4,789,729

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”) included in the condensed consolidated statements of financial condition above. Most assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs. The liabilities exclude amounts where creditors or beneficial interest holders have recourse to the general credit of the Company.

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$35,300	$23,875
Receivable portfolios, net	1,009,105	895,704
Other assets	3,972	3,699
Liabilities
Accounts payable and accrued liabilities	3,034	2,946
Borrowings	692,416	599,830
Other liabilities	2,986	887

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Portfolio revenue	$370,126	$328,119	$1,076,518	$965,901
Changes in recoveries	63,636	12,675	140,699	6,020
Total debt purchasing revenue	433,762	340,794	1,217,217	971,921
Servicing revenue	22,175	22,772	67,022	64,258
Other revenues	4,416	3,505	11,011	14,563
Total revenues	460,353	367,071	1,295,250	1,050,742
Operating expenses
Salaries and employee benefits	117,118	107,502	340,788	318,294
Cost of legal collections	80,010	67,339	227,672	190,309
General and administrative expenses	39,220	38,808	121,565	111,828
Other operating expenses	37,056	31,804	108,298	93,016
Collection agency commissions	6,601	7,370	21,848	22,308
Depreciation and amortization	7,170	8,158	21,825	23,467
Total operating expenses	287,175	260,981	841,996	759,222
Income from operations	173,178	106,090	453,254	291,520
Other expense
Interest expense	(74,242)	(66,906)	(218,715)	(184,047)
Other income	929	1,578	3,802	6,291
Total other expense	(73,313)	(65,328)	(214,913)	(177,756)
Income before income taxes	99,865	40,762	238,341	113,764
Provision for income taxes	(25,205)	(10,119)	(58,164)	(27,701)
Net income	$74,660	$30,643	$180,177	$86,063

Earnings per share:
Basic	$3.22	$1.28	$7.66	$3.61
Diluted	$3.17	$1.26	$7.57	$3.54

Weighted average shares outstanding:
Basic	23,222	23,912	23,534	23,859
Diluted	23,520	24,407	23,789	24,324

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income	$180,177	$86,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,825	23,467
Other non-cash interest expense, net	11,151	12,379
Stock-based compensation expense	13,048	11,731
Changes in recoveries	(140,699)	(6,020)
Other, net	7,231	9,195
Changes in operating assets and liabilities
Other assets	17,316	(35,277)
Accounts payable, accrued liabilities and other liabilities	26,339	31,086
Net cash provided by operating activities	136,388	132,624
Investing activities:
Purchases of receivable portfolios, net of put-backs	(1,066,223)	(844,868)
Collections applied to receivable portfolios	846,292	641,982
Purchases of property and equipment	(19,338)	(20,451)
Other, net	23,720	47,632
Net cash used in investing activities	(215,549)	(175,705)
Financing activities:
Payment of loan and debt refinancing costs	(3,892)	(18,164)
Proceeds from credit facilities	812,751	458,844
Repayment of credit facilities	(699,452)	(1,292,578)
Proceeds from senior secured notes	—	1,000,000
Repayment of senior secured notes	—	(29,310)
Repurchase and retirement of common stock	(35,329)	—
Other, net	(23,522)	11,695
Net cash provided by financing activities	50,556	130,487
Net (decrease) increase in cash and cash equivalents	(28,605)	87,406
Effect of exchange rate changes on cash and cash equivalents	1,228	1,583
Cash and cash equivalents, beginning of period	199,865	158,364
Cash and cash equivalents, end of period	$172,488	$247,353

Supplemental disclosures of cash flow information:
Cash paid for interest	$172,756	$138,951
Cash paid for income taxes, net of refunds	40,174	61,255
Supplemental schedule of non-cash investing activities:
Receivable portfolios transferred to real estate owned	$2,960	$4,617

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Non-GAAP Metrics
Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, unaudited)	2025	2024	2025	2024
GAAP net income, as reported	$74,660	$30,643	$180,177	$86,063
Adjustments:
Interest expense	74,242	66,906	218,715	184,047
Interest income	(1,027)	(1,909)	(3,935)	(5,037)
Provision for income taxes	25,205	10,119	58,164	27,701
Depreciation and amortization	7,170	8,158	21,825	23,467
Stock-based compensation expense	4,341	3,737	13,048	11,731
Net loss (gain) on derivative instruments(1)	—	7	—	(267)
Acquisition, integration and restructuring related expenses(2)	165	162	1,455	4,364
Adjusted EBITDA	$184,756	$117,823	$489,449	$332,069
Collections applied to principal balance(3)	$236,293	$223,292	$725,270	$666,766
________________________

(1)Amount represents gain or loss recognized on derivative instruments that are not designated as hedging instruments or gain or loss recognized on derivative instruments upon dedesignation of hedge relationships. We adjust for this amount because we believe the gain or loss on derivative contracts is not indicative of ongoing operations.
(2)Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(3)Amount represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and, when applicable, other receivable portfolios. A reconciliation of “collections applied to receivable portfolios, net” to “collections applied to principal balance” is available in the Form 10-Q for the period ending September 30, 2025.